Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES

	Name of Entity	PLACE OF INCORPORATION

Subsidiaries
1.	Branco Overseas Ltd	British Virgin Islands
2.	E-House China (Tianjin) Holdings Ltd.	British Virgin Islands
3.	E-House Property Consultancy Ltd.	British Virgin Islands
4.	E-House International Property Consultancy Ltd.	Hong Kong
5.	E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd.	PRC
6.	China E-Real Estate Holdings Ltd.	British Virgin Islands
7.	China E-Real Estate Group Ltd.	Hong Kong
8.	Shanghai Yi Yue Information Technology Co., Ltd.	PRC
9.	China Online Housing Technology Corporation	Cayman Islands
10.	China Online Housing (Hong Kong) Co., Limited	Hong Kong
11.	Shanghai SINA Leju Information Technology Co., Ltd.	PRC
12.	Shanghai Fangxin Information Technology Co., Ltd.	PRC
13.	Leju (China) Internet Technology Co., Ltd.	PRC
14.	Omnigold Holdings Ltd.	British Virgin Islands
15.	China Commercial Real Estate Group Ltd.	British Virgin Islands
16.	China Real Estate Business Group Ltd.	Hong Kong
17.	Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities
18.	Shanghai Yi Xin E-Commerce Co., Ltd.	PRC
19.	Beijing Yisheng Leju Information Services Co., Ltd.	PRC
20.	Beijing Jiajujiu E-Commerce Co., Ltd.	PRC